                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0362 /
                                                / Expires:  September 30, 1998 /
                                                / Estimated average burden     /
                                                / hours per response...... 1.0 /
                                                /------------------------------/

+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Williams                    Steve
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                              46107 Landing Parkway
    ----------------------------------------------------------------------------
                                   (Street)

        Fremont                       CA                             94538
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  VidaMed, Inc. (VIDA)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year  2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [_] Director    [X] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)
    Vice President Operations and Chief Operations Office
    -----------------------------------------------------

7.  Individual or Joint/Group Reporting  (check applicable line)
     X  Form Filed by One Reporting Person
    ---
    ___ Form Filed by More than One Reporting Person

-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         9,520(1)              D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

FORM 5 (continued)
* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                          (Over)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------
1. Title of          2. Conver-       3. Trans-         4. Trans-            5. Number of
   Derivative           sion or          action            action               Derivative
   Security             Exercise         Date              Code                 Securities
   Instr. 3)            Price of         (Month/           (Instr. 8)           Acquired (A)
                        Deri-            Day/                                   or Disposed
                        vative           Year)                                  of (D)
                        Security                                                (Instr. 3,
                                                                                4 and 5)
                                                                             ---------------

                                                                                        (A)   (D)
----------------------------------------------------------------------------------------------------
Employee Stock Option        $6.58            5/10/01               A                 5,442
 (right to buy)
----------------------------------------------------------------------------------------------------
Employee Stock Option        $6.58            5/10/01               A                46,808
 (right to buy)
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 ---------------------------------------------                               Owned                 (D) or             ship
 Date          Expira-               Amount or                               at End                Indi-              (Instr. 4)
 Exer-         tion         Title    Number of                               of Year               rect (1)
 cisable       Date                  Shares                                  (Instr. 4)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 (2)           5/10/11  Common Stock   5,442                                 5,442                  D
------------------------------------------------------------------------------------------------------------------------------------
 (2)           5/10/11  Common Stock  46,808                                46,808                  D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) Includes 4,243 shares as was indicated on Form 5 for year ended 12/31/00 plus 5,277 shares purchased in 2001 under the Employee Stock Purchase Plan.
(2) 25% of the option becomes exercisable within one year of the grant date specified in Column 3 and 1/48th per month thereafter until fully exercisable.


       /s/ Stephen Williams                   1-24-02
       --------------------------------  -----------------
       **Signature of Reporting Person         Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                          Page 2